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                                                                    Exhibit 99.1

CITIGATE SARD VERBINNEN                            NEWS

FOR IMMEDIATE RELEASE
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
CONTACTS FOR CITADEL COMMUNICATIONS CORPORATION:                       CONTACT FOR FORSTMANN LITTLE:
Lawrence R. Wilson               Stewart Lewack/Joseph Jaffoni         George Sard/Anna Cordasco
Chairman, President, CEO         Jaffoni & Collins Incorporated        Citigate Sard Verbinnen
702/804-8200                     212/835-8500 or citc@jcir.com         212/687-8080

Donna Heffner
Vice President and CFO
702/804-8200


       FORSTMANN LITTLE TO ACQUIRE CITADEL COMMUNICATIONS CORPORATION, A
              LEADING OPERATOR OF RADIO STATIONS, FOR $2.0 BILLION

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      NEW YORK AND LAS VEGAS, NV, JANUARY 16, 2001 -- Forstmann Little & Co. and
Citadel Communications Corporation (Nasdaq: CITC), a leading operator of radio stations in mid-sized markets throughout the U.S., today announced they have signed a definitive agreement whereby Forstmann Little will acquire all of the outstanding shares of Citadel Communications Corporation for $26 per share in cash, a 49% premium over the closing price on Friday, January 12. The total value of the transaction is approximately $2.0 billion, including assumed and refinanced debt, and preferred stock.
      Forstmann Little will invest $1.5 billion of its own capital and affiliates of J. P. Morgan Chase & Co. have agreed to provide $500 million of bank financing. This conservative capital structure will provide Citadel Communications with the resources to fund internal growth as well as future acquisitions of additional stations.
      Citadel Communications is the nation's sixth largest radio broadcasting company when ranked by revenue. Upon completion of pending transactions, Citadel will own or operate 209 stations in 44 mid-sized markets throughout the U.S. The transaction, which is not subject to financing, is anticipated to be completed in the second half of 2001, following receipt of Federal Communications Commission (FCC) and shareholder approval.
      Citadel Communications will continue to be run by its current management team, headed by founder, Chairman, President and CEO Lawrence R. Wilson. No changes in operations are expected.
      "Citadel Communications stands out as a leader in the radio broadcasting industry, with a great management team and excellent execution," said senior partner Theodore J. Forstmann. "Larry Wilson

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has grown the Company to over 200 stations today and has done an outstanding job of positioning Citadel for future growth based on a solid foundation of a well-managed and diversified portfolio of U.S. radio stations.
      "When we search for companies to acquire, we look for market leadership, strong growth potential and a terrific management team," continued Forstmann. "Citadel combines all those qualities with a long-term perspective which aligns itself ideally with our investment strategy."
      Lawrence R. Wilson, Chairman, President and CEO of Citadel Communications, said, "We are thrilled to be working with a firm with such an unparalleled reputation for integrity and exceptional track record of enabling companies to achieve their growth potential. The value Forstmann Little provides will substantially contribute to Citadel's significant future growth opportunities and continued success.
      "Forstmann Little's investment will provide us with the capital we need to support our stations and pursue our growth strategy, as well as to serve our audiences and the local communities in which we operate," Wilson continued.
"This transaction is a significant validation of our business plan and allows us to execute on our commitment to providing value to our shareholders, employees and customers."
           The transaction was unanimously approved yesterday by the Board of Directors of Citadel Communications Corporation. Credit Suisse First Boston served as financial adviser to Citadel Communications Corporation and provided a fairness opinion to Citadel's Board of Directors.
      Citadel is a radio broadcaster focused primarily on acquiring, developing and operating radio stations in mid-sized markets throughout the United States. Upon completion of pending transactions, Citadel will own or operate 143 FM and 66 AM stations concentrated in 44 mid-sized markets, including clusters of four or more stations in 32 markets. Citadel has a national presence, and its portfolio of stations is diversified geographically as well as in terms of format and target demographics. The Company completed its initial public offering in 1998 and currently has approximately 37.0 million shares of common stock outstanding.
      Since 1978, Forstmann Little has made 28 acquisitions and significant equity investments, returning billions of dollars to its investors. The firm's best-known investments include Gulfstream Aerospace, General Instrument and Ziff-Davis Publishing. Current Forstmann Little investments include Community Health Systems (NYSE: CYH), a leading rural hospital company; McLeodUSA (NASDAQ:
MCLD), one of the fastest-growing integrated communications providers; XO Communications (NASDAQ: XOXO) (formerly NEXTLINK

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Communications), one of the world's fastest-growing providers of broadband communications services; Yankee Candle Company (NYSE: YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles; Metiom (formerly Intelisys Electronic Commerce), a pioneer in Internet-based business-to-business procurement solutions; and Capella Education Company, the for-profit parent company of Capella University, a leading accredited, Internet-based university. The firm currently has over $4 billion in committed capital for future investments.

      This news announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases "expected," "anticipated," "will substantially contribute" and "will provide" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, general economic changes and changes in the radio broadcast industry, fluctuations in the demand for advertising, possible difficulties in integrating recently acquired radio stations, the timing of future acquisition closings and variations in interest rates. Other key risks are described in Citadel's reports filed with the U.S. Securities and Exchange Commission. Except as otherwise stated in this news announcement, Citadel does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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